Exhibit 99.1

EQUITY BANCSHARES, INC.

PRESS RELEASE - 7/17/17

Equity Bancshares, Inc. Expands Into Oklahoma,

Announces Two Merger Agreements

With Eastman National Bank and Patriot Bank

Branch footprint will include locations in Ponca City, Newkirk, Tulsa following mergers

WICHITA, Kansas (July 17, 2017) – Equity Bancshares, Inc. (NASDAQ: EQBK) (“Equity” or the “Company”), parent company of Equity Bank, announced today it has entered into two definitive merger agreements with Oklahoma-based banks. Equity entered into definitive merger agreements with Eastman National Bancshares, Inc. (“Eastman”), the parent of The Eastman National Bank of Newkirk, Oklahoma, and Cache Holdings, Inc. (“Patriot”), the parent company of Patriot Bank of Tulsa, Oklahoma. Equity intends to close the mergers simultaneously during the fourth quarter of 2017.

After the mergers conclude, Equity will have completed 13 successful integrations in its first 15 years, and five mergers since the Company’s initial public offering on November 11, 2015. These newest mergers add a fourth state – Oklahoma – to Equity’s Midwestern footprint, and each is within close proximity to Equity’s corporate office in Wichita. Eastman’s headquarters is 55 miles from Wichita, and 10 miles from the Kansas and Oklahoma border. Tulsa is 170 miles from Wichita.

“Each time we partner with a strong, local community bank, we’re fortunate to work alongside a group of bankers who match up with our philosophy of strong credit culture, significant community involvement, and commitment to our customers. Eastman and Patriot are no exception. We’re pleased to welcome employees and leadership with similar values to ours,” said Brad Elliott, Chairman and CEO of Equity. “We believe these mergers continue our model of adding markets that help build our footprint, like Ponca City and Newkirk, complemented by metropolitan areas of Kansas City, Wichita, and now Tulsa. We’re proud to offer sophisticated, innovative financial products and services coupled with the customization and local decision-making customers expect from a community bank. ”

Equity reported $2.40 billion in consolidated total assets, net loans of $1.51 billion, and deposits of $1.82 billion as of March 31, 2017. Equity operates 37 Equity Bank branch offices in Arkansas, Kansas and Missouri. After consummation of the transactions, which are expected to occur in the fourth quarter of 2017, Equity expects to be approximately $3.01 billion in consolidated total assets, including 42 branch offices across the four-state footprint of Arkansas, Kansas, Missouri and Oklahoma. The combined institution is expected to have $2.08 billion in loans and $2.29 billion in deposits.

Eastman National Bank and Eastman National Bancshares, Inc.

Eastman principally conducts banking business through four full-service branch locations in Kay County, Oklahoma, including branches in Ponca City, Oklahoma and the original Eastman branch in Newkirk, Oklahoma, which was established in 1893 as The Eastman National Bank of Newkirk.

“We’re pleased to announce our next chapter and continued, dedicated service to the Ponca City and Newkirk communities. We’re particularly pleased to work with Equity Bank to deliver straightforward financial solutions with the local decision-making that our customers have trusted for more than 100 years,” said Mark Detten, President and CEO of Eastman.

“Our customers and communities will benefit from additional products, services and solutions of a strong bank with a regional network committed to Kay County and our community bank customers,” added Mr. Detten.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 7/17/17

As of March 31, 2017, Eastman had $254.0 million in total assets, $181.5 million in loans and $217.6 million in deposits. Eastman ranks No. 2 in FDIC deposit market share in Kay County, Oklahoma, with share of 24.31% as of June 30, 2016, according to FDIC data published by SNL Financial. Eastman’s local leadership will continue to serve Kay County as part of Equity, including Mr. Detten, Senior Vice President Darin Kirchenbauer and Senior Vice President Erin Liberton.

At closing of the transaction, which is expected to occur in the fourth quarter of 2017, Eastman will merge with and into Equity, subject to receipt of customary regulatory approvals and closing conditions, including Eastman shareholder approval. Under the terms of the definitive agreement, approved by the boards of directors of Equity and Eastman, at the effective time of the merger the shareholders of Eastman will have the right to receive an aggregate consideration of approximately $242.72 per share. Equity will acquire all outstanding shares of Eastman common stock. The definitive agreement provides that each outstanding share of Eastman common stock will represent the right to receive a fixed exchange ratio of 6.1389 shares of Equity Class A common stock and $48.91 in cash.

Based on Equity’s closing stock price on July 14, 2017 of $31.57 per share, the aggregate transaction value is approximately $46.6 million. The actual aggregate transaction value may be subject to equity adjustments prior to closing, as further set forth in the definitive merger agreement.

Equity expects the merger to be approximately $0.20 accretive to diluted earnings per share in 2018, and $0.21 accretive to earnings per share in 2019, with transaction-related and one-time costs of approximately $4.6 million. Equity expects the merger to be approximately 3.2% dilutive to tangible book value per share at closing, inclusive of the estimated purchase accounting adjustments, and expects the tangible book value earnback to be 2.8 years. Finally, Equity expects to remain above all “Well Capitalized” capital ratios as defined by regulatory guidelines, inclusive of the impact of all estimated purchase accounting adjustments.

Patriot Bank and Cache Holdings, Inc.

Patriot Bank of Tulsa, Oklahoma was established in 1995 and focused on commercial loans and treasury services to the Tulsa community. Tulsa is the second-largest metropolitan statistical area in Oklahoma, with a diverse economy that includes wholesale and retail trade, professional and business services, government and health services as its largest segments.

“We’re pleased to partner with a bank that shares many of our core principles and values, and provides honest, straightforward service to our business clients,” said Mike Bezanson, Chairman and CEO of Patriot. “Since founding Patriot Bank, we’ve worked tirelessly to meet the financial needs of our commercial and consumer clients. We’re pleased to add the products, services, and entrepreneurial spirit of a bank that will help our local loan officers and professionals offer quick, local decisions, and is committed to Tulsa.”

As of March 31, 2017, Patriot had total assets of $320.0 million, loans of $287.7 million, and $271.6 million in deposits. Patriot ranks No. 20 in FDIC deposit market share out of 291 institutions in the Tulsa metropolitan statistical area, with a market share of 1.01% as of June 30, 2016, according to FDIC data published by SNL Financial.

At closing of the transaction, which is anticipated to occur in the fourth quarter of 2017, Patriot’s parent company will merge with and into Equity, subject to receipt of customary regulatory approvals and closing conditions, including the approval of Patriot shareholders. Patriot’s long-tenured management team of Mr. Bezanson, Jay Morey, and Philip Houchin will continue to serve Equity’s Tulsa market.

Under the terms of the definitive agreement, approved by the boards of directors of Equity and Patriot, at the effective time of the merger the shareholders of Patriot will have the right to receive an aggregate consideration of approximately $2,288.33 per share. Equity will acquire all outstanding shares of Patriot common stock. The definitive agreement provides that each outstanding share of Patriot common stock will represent the right to receive a fixed exchange ratio of 53 shares of Equity Class A common stock and $615.12 in cash.

EQUITY BANCSHARES, INC.

PRESS RELEASE - 7/17/17

Based on Equity’s closing stock price on July 14, 2017 of $31.57 per share, the aggregate transaction value is approximately $50.5 million. The actual aggregate transaction value may be subject to equity adjustments prior to closing, as further set forth in the definitive merger agreement.

Equity expects the merger to be approximately $0.15 accretive to diluted earnings per share in 2018 and $0.16 accretive in 2019, with transaction-related and one-time costs of approximately $2.7 million. Equity expects the merger to be approximately 2.1% dilutive to tangible book value per share at closing, inclusive of the estimated purchase accounting adjustments, and expects the tangible book value earnback to be approximately 2.8 years. Finally, Equity expects to remain above all “Well Capitalized” capital ratios as defined by regulatory guidelines, inclusive of the impact of all estimated purchase accounting adjustments.

Equity Bancshares, Inc. was advised by and received fairness opinions on each transaction from Stephens Inc., and Norton Rose Fulbright US LLP as legal counsel.

Eastman National Bancshares, Inc. was advised by and received a fairness opinion from Keefe, Bruyette & Woods, and Hartzog, Conger, Cason & Neville as legal counsel.

Cache Holdings, Inc. was advised by and received a fairness opinion from D.A. Davidson & Co. and McAfee & Taft, P.C. as legal counsel.

Conference Call and Webcast

Equity Bancshares, Inc. will host a conference call on Monday, July 17, 2017 at 11 a.m. eastern time (10 a.m. central time) to discuss its mergers with Eastman and Patriot. Brad Elliott, Chairman and CEO of Equity, Greg Kossover, Chief Financial Officer of Equity, Jim Leach, Chairman of the Board of Eastman, Mark Detten, President and CEO of Eastman, and Mike Bezanson, Chairman and CEO of Patriot, will participate in the call.

Participants may dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 50341624. Participants are encouraged to dial into the call approximately 10 minutes prior to the start time. Investors, news media, and other participants may also view the webcast at investor.equitybank.com.

A replay of the call and webcast will be available two hours following the close of the call until July 24, 2017, accessible at (855) 859-2056 or investor.equitybank.com.

Equity will post presentation slides on its website to be addressed by management during the call. The slides will be available for download on Equity’s website approximately one hour before the start of the call. Please note that slides will not advance automatically if streaming call or listening to conference call audio.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, and treasury management services. As of March 31, 2017, Equity had $2.40 billion in consolidated total assets, with 37 locations throughout Kansas, Missouri, and Arkansas, including its corporate office in Wichita and branches throughout the Kansas City metropolitan area. Learn more at www.equitybank.com.

Equity provides an enhanced banking experience for customers through a suite of sophisticated banking products and services tailored to their needs, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.”

EQUITY BANCSHARES, INC.

PRESS RELEASE - 7/17/17

Equity will release its second quarter 2017 results on Thursday, July 20, 2017, with a press release issued after the market close, followed by a conference call Friday, July 21, 2017 at 10 a.m. eastern time (9 a.m. central time).

Participants may dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 37238820. Participants are encouraged to dial into the call approximately 10 minutes prior to the start time. Investors, news media, and other participants may also view the webcast at investor.equitybank.com.

Additional Information for Investors and Shareholders

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of Equity and each of Eastman and Patriot, Equity will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) with respect to the proposed merger. Each registration statement will include a proxy statement of Eastman, and a proxy statement of Patriot, respectively, and will constitute a prospectus of Equity, which Patriot and Eastman will send to their respective shareholders. Investors and shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about Equity, Patriot and Eastman and the proposed transactions.

These documents will contain important information relating to the proposed transactions. When filed, this document and other documents relating to the merger filed by Equity can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Equity’s website at www.equitybank.com under the tab “Investor Relations” and then under “Financials.” Alternatively, these documents, when available, can be obtained free of charge from Equity by directing a request to Equity Bancshares, Inc., 7701 East Kellogg, Wichita, Kansas 67207, Attention: John J. Hanley, SVP and Director of Investor Relations, Telephone: (316) 612-6000; or to Eastman National Bancshares, Inc., Attention: Mark T. Detten, President & CEO, Telephone: (580) 718-9990; or to Cache Holdings Inc., 9292 Delaware Avenue, Tulsa, Oklahoma, Attention: Michael Bezanson, Chairman & CEO, Telephone: (918) 209-5200.

Participants in the Transactions

Eastman, Patriot, and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the respective shareholders of Eastman or Patriot in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding each of the proposed transactions when it becomes available. Additional information about Equity and its directors and officers may be found in the definitive proxy statement of Equity relating to its 2017 Annual Meeting of Stockholders filed with the SEC on March 22, 2017 and Equity’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017. The definitive proxy statement and annual report can be obtained free of charge from the SEC’s website at www.sec.gov.

No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks,

EQUITY BANCSHARES, INC.

PRESS RELEASE - 7/17/17

assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. Investors and security holders are urged to carefully review and consider Equity’s public filings with the SEC, including but not limited to its Annual Report on Form 10-K, its proxy statement, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q. The documents filed by Equity with the SEC may be obtained free of charge at Equity’s investor relations website at investor.equitybank.com or at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from Equity upon written request to Equity Bancshares, Inc., Attn: Investor Relations, 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207 or by calling (316) 612-6000.

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Media and Investor Contacts:

John J. Hanley

SVP, Director of Investor Relations

Equity Bancshares, Inc.

(913) 583-8004

jhanley@equitybank.com

Mark T. Detten

President & CEO

Eastman National Bancshares, Inc.

(580) 718-9990

mdetten@eastmannational.com

Michael E. Bezanson

Chairman & CEO

Cache Holdings, Inc.

(918) 209-5200

mike.bezanson@patriotbankok.com